EXHIBIT A

AGREEMENT
JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree to jointly prepare and file with the Securities and Exchange Commission this Schedule 13G and any future amendments thereto (including amendments on Schedule 13D or Schedule 13G, as applicable) reporting each of the undersigned’s ownership of securities of FTS International, Inc., and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

Date: February 14, 2019	Temasek Holdings (Private) Limited

	By:	/s/ Andrew Ang Lye Whatt
		Name:	Andrew Ang Lye Whatt
		Title:	Authorized Signatory

Date: February 14, 2019	Fullerton Fund Investments Pte Ltd

	By:	/s/ Cheong Kok Tim
		Name:	Cheong Kok Tim
		Title:	Director

Date: February 14, 2019	Maju Investments (Mauritius) Pte Ltd

	By:	/s/ Poy Weng Chuen
		Name:	Poy Weng Chuen
		Title:	Director